SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2007

BOYD GAMING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of

Incorporation or Organization)

001-12882	88-0242733
(Commission File Number)	(I.R.S. Employer Identification No.)

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

(Address of Principal Executive Offices) (Zip Code)

(702) 792-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information included in Item 2.03 hereof is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 24, 2007, Boyd Gaming Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Bank Credit Facility”) among the Company, as the borrower, certain commercial lending institutions, as lenders, Bank of America, N.A., as the administrative agent and letter of credit issuer, Wells Fargo Bank, N.A., as the syndication agent and swing line lender, and Citibank, N.A., Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Merrill Lynch Bank USA and Wachovia Bank, National Association, as co-documentation agents. The Bank Credit Facility amends and restates the Credit Agreement, dated as of May 20, 2004, as previously amended (the “Prior Credit Facility”), entered into among the Company, Bank of America, N.A., Wells Fargo Bank, N.A. and certain other commercial lending institutions.

The Bank Credit Facility consists of a $4.0 billion revolving credit facility, and provided that there is no default under the Bank Credit Facility, upon notice to the administrative agent the Company may at any time, without the consent of the lenders thereunder, request incremental commitments to increase the size of the revolving credit facility, or request new commitments to add a term loan facility (or increase the size of any such term loan facility), by up to an aggregate amount of $1.0 billion. The revolving credit facility will terminate and all amounts outstanding thereunder will be due and payable on May 24, 2012. The Company may generally prepay the revolving credit facility (as well as any term loan facility that may be added) in whole or in part at any time without premium or penalty subject to certain conditions. Repayments of the revolving loans may be reborrowed, subject to the commitment limitation.

The interest rate per annum applicable to revolving loans under the Bank Credit Facility is based upon, at the Company’s option, the LIBOR rate or the “base rate,” plus an applicable margin in either case The applicable margin is a percentage per annum (which ranges from 0.625% to 1.625% if the Company elects to use the LIBOR rate, and from 0.0% to 0.375% if the Company elects to use the base rate) determined in accordance with a specified pricing grid based on the Company’s total leverage ratio. The “base rate” is the higher of (x) Bank of America’s publicly-announced prime rate and (y) the federal funds rate plus 0.50%. During the continuance of any payment default under the Bank Credit Facility, the “applicable margin” on obligations owing under the Bank Credit Facility will increase by 2% per annum.

A fee of a percentage per annum (which ranges from 0.200% to 0.350%) determined by the level of a predefined financial leverage ratio is payable quarterly on the actual daily unused portions of the revolving credit facility. Letter of credit fees are also payable quarterly on the maximum amount available to be drawn under each letter of credit at a rate per annum equal to (a) the applicable margin from time to time applicable to LIBOR loans for standby letters of credit, and (b) 50% of the applicable margin from time to time applicable to LIBOR loans for commercial letters of credit. The Company will also pay additional fronting and documentation fees for letters of credit.

The Bank Credit Facility contains certain financial and other covenants, including, without limitation, various covenants (i) requiring the maintenance of a minimum consolidated interest coverage ratio, (ii) establishing a maximum permitted consolidated total leverage ratio,

(iii) imposing limitations on the incurrence of indebtedness by the Company and certain of its subsidiaries, (iv) imposing limitations on transfers, sales and other dispositions by the Company and the guarantors and (v) imposing restrictions on investments, dividends and certain other payments.

The Company’s obligations under the Bank Credit Facility are guaranteed by the Company’s material subsidiaries and are secured by the capital stock of those subsidiaries. The proceeds of the Bank Credit Facility may be used (i) to finance capital expenditures in connection with the Company’s Echelon project and other projects, (ii) to fund transaction costs in connection with the Bank Credit Facility and (iii) for working capital and other general corporate purposes.

Certain of the lenders or agents under the Bank Credit Facility are or were lenders or agents under other credit facilities extended to the Company, have participated in the Company’s securities offerings as initial purchasers, underwriters or otherwise, or have provided the Company other services in the past and may do so in the future.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In anticipation of entering into the Bank Credit Facility, on May 21, 2007, the Company gave notice of prepayment of its then-outstanding term loans under the Prior Credit Facility. Accordingly, $486,250,000 in term loans under the Prior Credit Facility were prepaid on May 24, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOYD GAMING CORPORATION

Date: May 24, 2007	/s/ Paul J. Chakmak
Paul J. Chakmak
Executive Vice President
Chief Financial Officer and Treasurer